Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             CRA MANAGED CARE, INC.
             (Exact name of registrant as specified in its charter)

                            Massachusetts 04-2658593
      (State or other jurisdiction of (IRS Employer Identification Number)
                         incorporation or organization)
                312 Union Wharf, Boston, MA 02109 (617) 367-2163
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Donald J. Larson
                      President and Chief Executive Officer
                             CRA Managed Care, Inc.
                  312 Union Wharf, Boston, Massachusetts 02109
                                 (617) 367-2163

                                    Copy to:
                               James Westra, Esq.
             Hutchins, Wheeler & Dittmar, A Professional Corporation
                 101 Federal Street, Boston, Massachusetts 02110
                                 (617) 951-6600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. o
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o
                         CALCULATION OF REGISTRATION FEE
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

                                                             Proposed                Proposed
                                          Amount              maximum                maximum         Amount of
Title of each class of                     to be            offering price           aggregate        registration
 securities to be registered             registered          per share (1)       offering price (1)         fee
-------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share    97,070             $42.63                  $ 4,138,094         $1,254

-------------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average high and low sales prices of the Company's Common Stock as quoted on the Nasdaq Stock Market's National Market on January 3, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a)
of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED JANUARY 10 , 1997
PROSPECTUS
                             CRA MANAGED CARE, INC.

                          97,070 Shares of Common Stock
                                 Par Value $.01


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Prospectus relates to 97,070 shares of Common Stock, par value $.01 per share (the "Common Stock") of CRA Managed Care, Inc. (the "Company") which may be sold by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company will pay the expenses of the offering, estimated at $13,254.

        The Common Stock of the Company is traded in the over-the-counter market and quoted on the Nasdaq Stock Market's National Market under the symbol "CRAA." On January 9, 1997, the last sale price for the Common Stock, as reported by Nasdaq Stock Market's National Market, was $48.00 per share.


                  The date of this Prospectus is January __, 1997

                               FURTHER INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60606. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates, or accessed on the Commission's World Wide Web site at (http://www.sec.gov). The Company's Common Stock is listed on The Nasdaq Stock Market's National Market, and such reports, proxy statements and other information can also be inspected at the Offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time shall not under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

                                   THE COMPANY

        CRA provides field case management and specialized cost containment services designed to reduce workers' compensation costs. Field case management services involve working on a one-on-one basis with injured employees and their various health care professionals, employers and insurance company adjusters to assist in maximizing medical improvement and, where appropriate, to expedite return to work. The Company's case management organization in the United States, consists of 115 field case management offices with approximately 1,070 field case managers who provide medical management and return to work services in 49 states and the District of Columbia. CRA also provides a broad range of specialized cost containment services, including utilization management, workers' compensation network management, telephonic case management and retrospective medical bill review services. The Company markets its services primarily to workers' compensation insurers, third party administrators, self-insured employers and payors of automobile accident medical claims through it's direct sales and marketing organization. CRA currently has over 1,250 customers nationwide.

        The principal executive offices of the Company are located at 312 Union Wharf, Boston, Massachusetts 02109, telephone (617) 367-2163.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

        The Common Stock offered by the Selling Stockholders involves a high degree of risk including, among others, risks associated with the Company's operations, the market in which it competes, the implementation of its growth strategy and material benefits to insiders as a result of this offering.

        Potential Adverse Impact of Government Regulation. Many states, including a number of those in which the Company transacts business, have licensing and other regulatory requirements applicable to the Company's business. Approximately half of the states have enacted laws that require licensing of businesses which provide medical review services, such as the Company. Some of these laws apply to medical review of care covered by workers' compensation. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. These regulatory programs may result in increased costs of operation for the Company, which may have an adverse impact upon the Company's ability to compete with other available alternatives for health care cost control. In addition, new laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with the Company or to provider networks which the Company has organized and may organize in the future. To the extent the Company is governed by these regulations, it may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers. Regulation in the health care and workers' compensation fields is constantly evolving. The Company is unable to predict what additional government regulations, if any, affecting its business may be promulgated in the future. The Company's business may be adversely affected by failure to comply with existing laws and regulations, failure to obtain necessary licenses and government approvals or failure to adapt to new or modified regulatory requirements. In addition, the automobile insurance industry, like the workers' compensation industry, is regulated on a state-by-state basis. While regulatory approval is not required for the Company to offer most of its services to the automobile insurance market, state regulatory approval is required in order to offer automobile insurers products that permit them to direct claimants into a network of medical providers.

        Reliance on Data Processing and Licensed Software. Certain aspects of the Company's business are dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company's business and results of operations. The software used by the Company within its medical bill review operation is licensed from an independent third party software company pursuant to a non-exclusive license with a three-year term expiring February, 1998 that may be terminated by either party upon six months' prior written notice. While the Company has historically maintained a good relationship with the licensor, there can be no assurance that this software license will not be terminated or that the licensor will renew the license upon expiration. Although management believes that alternative software would be available if the existing license were terminated, such termination could be disruptive and could have a material adverse effect on the Company's business and results of operations.

        Risks Related to Growth Strategy; Fluctuations in Operating Results. The Company's strategy is to continue its internal growth and, as strategic opportunities arise in the workers' compensation managed care industry and other related industries, to pursue additional acquisitions of, or relationships with, other companies. As a result, the Company is subject to certain growth-related risks, including the risk that it will be unable to retain personnel or acquire other resources necessary to service such growth adequately. Expenses arising from the Company's efforts to increase its market penetration may have a negative impact on operating results. In addition, there can be no assurance that any suitable opportunities for future strategic acquisitions or relationships will arise or, if they do arise, that the transactions contemplated thereby could be completed. There can be no assurance that the Company will be able to integrate effectively into the Company the businesses that the Company has acquired or those that it may acquire in the future. In addition, such transactions are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of businesses and the diversion of management resources. There can be no assurance that any recent or future acquisition or other strategic relationship will not have an adverse impact on the Company's business or results of operations. If suitable opportunities arise in the future, the Company anticipates that it would finance such transactions, as well as its internal growth, through working capital or, in certain instances, through additional debt or equity financing. There can be no assurance, however, that such debt or equity financing would be available to the Company on acceptable terms when, and if, suitable strategic opportunities arise. In addition, the Company's quarterly and annual results have varied and may vary significantly in the future due to a number of factors, including the impact of current or proposed governmental regulations related to the Company's businesses, expenses associated with the Company's growth strategy, the Company's ability to integrate strategic acquisitions with existing operations, competitive pressures, the loss of key management personnel and customer acceptance of current and new products and services.

        Possible Litigation and Legal Liability. The Company, through its utilization management services, makes recommendations concerning the appropriateness of providers' proposed medical treatment plans of patients throughout the country, and it could share in potential liabilities for adverse medical consequences. The Company does not grant or deny claims for payment of benefits and the Company does not believe that it engages in the practice of medicine or the delivery of medical services. There can be no assurance, however, that the Company will not be subject to claims or litigation related to the grant or denial of claims for payment of benefits or allegations that the Company engages in the practice of medicine or the delivery of medical services. In addition, there can be no assurance that the Company will not be subject to other litigation that may adversely affect the Company's business or results of operations. The Company maintains professional liability insurance and such other coverages as the Company believes are reasonable in light of the Company's experience to date. There can be no assurance, however, that such insurance will be sufficient or available at reasonable cost to protect the Company from liability which might adversely affect the Company's business or results of operations.

        Competition. The Company faces competition from large insurers, health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), third party administrators ("TPAs") and other managed health care companies. The Company believes that, as managed care techniques continue to gain acceptance in the workers' compensation marketplace, CRA's competitors will increasingly consist of nationally focused workers' compensation managed care service companies, insurance companies, HMOs and other significant providers of managed care products. Legislative reforms in some states permit employers to designate health plans such as HMOs and PPOs to cover workers' compensation claimants. Because many health plans have the ability to manage medical costs for workers' compensation claimants, such legislations may intensify competition in the market served by the Company. Many of the Company's current and potential competitors are significantly larger and have greater financial and marketing resources than those of the Company, and there can be no assurance that the Company will continue to maintain its existing performance or be successful with any new products or in any new geographical markets it may enter.

        Changes in Market Dynamics. Legislative reforms in some states permit employers to designate health plans such as HMOs and PPOs to cover workers' compensation claimants. Because many health plans have the capacity to manage health care for workers' compensation claimants, such legislation may intensify competition in the market served by the Company. Within the past few years, several states have experienced decreases in the number of workers' compensation claims and the average cost per claim which have been reflected in workers' compensation insurance premium rate reductions in those states. The Company believes that declines in workers' compensation costs in these states are due principally to intensified efforts by payors to manage and control claim costs, to improved risk management by employers and to legislative reforms. If declines in workers' compensation costs occur in many states and persist over the long-term, they may have an adverse impact on the Company's business and results of operations.

        Importance of Intellectual Property Rights. The Company has made significant investments in the development and maintenance of its proprietary data, including proprietary data base information acquired through the acquisition of Prompt Associates, Inc. ("Prompt"). The Company does not own any patents or federally-registered copyrights relating to its databases. The Company relies largely on its own security systems, confidentiality procedures and employee nondisclosure agreements to maintain the confidentiality and trade secrecy of its proprietary data. Misappropriation of the Company's proprietary information or independent development of similar products may have a material adverse effect on the Company's competitive position.

        Possible Volatility of Stock Price. There have been significant fluctuations in the market price for the Company's Common Stock. Factors such as variations in the Company's revenues, earnings and cash flow, general market trends in the workers' compensation managed care market, and announcements of innovations or acquisitions by the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced price and volume fluctuations that have particularly affected companies in the health care and managed care markets, resulting in changes in the market price of the stock of many companies which may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock.

        Dependence Upon Key Personnel. The Company is dependent to a substantial extent upon the continuing efforts and abilities of certain key management personnel. In addition, the Company faces competition for experienced employees with professional expertise in the workers' compensation managed care area. The loss of, or the inability to attract, qualified employees could have a material adverse effect on the Company's business and results of operations.

        Material Benefit to Insiders. In connection with the sale of the shares offered hereby, the Selling Stockholders will receive an aggregate of $4,659,360 in gross proceeds, based on a public offering price of $48.00 per share. See "Selling Stockholders."

        Concentration of Ownership. Upon completion of this offering, the Company's officers, directors, principal stockholders and their respective affiliates will own approximately 20.4% of the outstanding Common Stock. As a result, these stockholders, if acting together, would be able to exert substantial influence over the Company and matters requiring approval by the stockholders of the Company, including the election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company.

        Company Does Not Anticipate Paying Dividends. The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Credit Facility limits the payment of dividends. Accordingly, it is not anticipated that holders of the Common Stock will receive any current income with respect to their shares of Common Stock for the foreseeable future. See "Dividends."

        Anti-Takeover Effect of Charter Provisions, By-Laws and State Laws; Possible Adverse Effects of Issuance of Preferred Stock. The Company's Amended and Restated Articles of Organization and ByLaws, as well as Massachusetts law, contain provisions that could discourage a proxy context, make more difficult the acquisition of a substantial block of the Company's Common Stock, which could make the payment of a premium to shareholders in connection with a change in control less likely, and increase the difficulty of removing incumbent management and board members. In addition, such provisions could limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Board of Directors is authorized to issue, without stockholder approval, Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. The Board of Directors is divided into three "staggered" classes, with each class serving for a term of three years. Dividing the Board of Directors in this manner increases the difficulty of removing incumbent members and could discourage a proxy contest or the acquisition of a substantial block of the Company's Common Stock. Massachusetts law contains certain anti-takeover provisions, including a so-called Business Combination Statute that restricts certain stockholders that own (together with their affiliates) 5.0% or more of the outstanding voting stock of a Massachusetts corporation from engaging in certain business combinations with such corporation and a so-called Control Share Statute that limits any person or entity that has acquired 20% or more of a corporation's stock from voting such shares unless the corporation's stockholders, other than such acquiring person or entity, authorize such voting rights by a vote of the holders of the majority of stock of the corporation entitled to vote on such matters. Such provisions of Massachusetts law could have the effect of discouraging a potential acquiror from making an offer for the Common Stock, which would make the payment of a premium to stockholders in connection with a change in control less likely, and could increase the difficulty of removing incumbent management and board members. See "Description of Capital Stock."


                           PRICE RANGE OF COMMON STOCK

        The Common Stock of the Company has been included for quotation in the Nasdaq National Market under the symbol "CRAA" since the Company's initial public offering of Common Stock on May 3, 1995. Prior to that time, there was no public market for the Common Stock. The following tables set forth the high and low closing prices for the Common Stock for the periods indicated as reported by the Nasdaq National Market:


                                                High             Low

1995:
   Second Quarter........................       $25.00          $16.50
   Third Quarter.........................       $24.50          $19.00
   Fourth Quarter........................       $24.50          $20.75
1996:
   First Quarter.........................       $36.75          $22.13
   Second Quarter........................       $47.00          $34.00
   Third Quarter.........................       $56.75          $33.00
   Fourth Quarter .......................       $58.38          $42.50
1997:
   First Quarter (through January 9, 1997) . .  $48.00          $42.00

        On January 9, 1997, the last reported sale price was $48.00 per share. As of April 5, 1996 there were 369 holders of record of the Company's Common Stock. The Company believes that there are approximately 1,050 beneficial owners of the Company's Common Stock.

                                 DIVIDEND POLICY

        The Company made cash distributions in the form of bonuses and dividends to its stockholders in prior periods when it was an S corporation. The revolving credit facility (the "Credit Facility") between the Company and First Union National Bank of North Carolina limits the payment of cash dividends by the Company in any one year to an aggregate of 25.0% of the prior year's consolidated net income. In addition, the Company currently intends to retain all of its earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                          DESCRIPTION OF CAPITAL STOCK

        The description of the capital stock below is qualified in its entirety by reference to the Company's Articles of Organization, as amended (the "Articles"), and the By-Laws of the Company, as amended (the "By-Laws"), copies of which are on file with the Securities and Exchange Commission.

Authorized and Outstanding Capital Stock

        The Company is authorized to issue up to 40,000,000 shares of Common Stock, $.01 par value per share and 1,000,000 shares of Preferred Stock, $.01 par value per share. Immediately prior to the date of this Prospectus, the Company had 8,921,403 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding.

Common Stock

        Holders of Common Stock are entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote under Massachusetts law. Voting rights are not cumulative, so that the holders of a majority of the voting power of the Company could elect all the directors standing for election at any annual or special meeting of the stockholders, and the holders of the remaining shares may not be able to elect any director.

        The holders of the Common Stock are entitled to receive ratably dividends only when and if declared by the Board of Directors of the Company out of funds legally available for payment thereof. The ability of the Board of Directors to declare or pay dividends on Common Stock or to cause the

Company to repurchase shares of its capital stock may be subject to restrictions or limitations contained in the provisions of any series of Preferred Stock which may hereafter be issued by the Company.

        Upon the liquidation, dissolution or winding up of the Company, or any distribution of its assets, the holders of the Common Stock will be entitled to receive ratably the assets of the Company available after the payment of all debts and other liabilities and after the holders of any series of Preferred Stock which may be issued have received the preferential amount fixed by the Board of Directors for such shares.

        The holders of Common Stock will have no preemptive rights to purchase shares of capital stock of the Company. Shares of Common Stock will not be subject to any redemption provisions and will not be convertible into any other securities or property. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of the shares of any series of Preferred Stock which the Company may designate and issue in the future. All outstanding shares of Common Stock are fully-paid and non-assessable and the shares of Common Stock offered by the Company in the offering, when issued, will be fully-paid and non-assessable.

Preferred Stock

        Pursuant to the Articles, the Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue shares of Preferred Stock in one or more classes or one or more series within each class. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights and redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

        The Company has granted the Board of Directors authority to designate and issue Preferred Stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issues. The issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

        The transfer agent and registrar for the Common Stock of the Company is First Union National Bank of North Carolina.

                              SELLING STOCKHOLDERS

        There are set forth below, with respect to the Selling Stockholders, the number of shares of Common Stock owned on January 9, 1997, the number of shares to be offered or sold after that date and the number of shares to be owned after completion of the offering.



                                               Shares of Common Stock                 Shares of Common Stock
                                              Beneficially Owned Prior               Beneficially Owned After
                                                  to the Offering                          the Offering
                                             --------------------------             --------------------------

                                               Number    Percentage of               Number    Percentage of
                                                 of      Outstanding    Shares to      of       Outstanding
                    Name                      Shares       Shares      be Offered   Shares       Shares
--------------------------------------------------------------------------------------------------------------
    Henry J. Roth, M.D.....................        70,717      *              35,000  35,717          *
    Kimberly A. Sutphin (1)................        79,120      *              25,000  54,120          *
    Howard J. Entin, M.D...................        35,588      *              15,000  20,588          *
    Ryan J. Conlon.........................        15,318      *               7,000   8,318          *
    Paul M. Baker..........................        11,459      *               5,729   5,730          *
    John Eric Griffiths, D.C...............        15,318      *               5,000  10,318          *
    John Sbarbaro, M.D.....................         7,659      *               2,500   5,159          *
    Nick Hilger............................         3,682      *               1,841   1,841          *

--------------------
* Less than 1%

     (1) Includes 8,419 shares of Common Stock issuable pursuant to currently exercisable stock options and 70,701 shares of Common Stock which the Company expects will be exercisable within 60 days of January 9, 1997.

     Each of Ms. Sutphin and Messrs. Baker, Conlon, Entin, Griffiths, Hilger, Roth and Sbarbaro acquired their shares of Common Stock of the Company on May 6, 1996, pursuant to an Agreement and Plan of Merger, dated as of May 6, 1996, entered into by and among the Company, QMC3 Acquisition Corp., QMC3, Inc. ("QMC3") and the shareholders of QMC3 in connection with the acquisition of QMC3 by the Company. In addition, Ms. Sutphin entered into an Employment and Non-Competition Agreement with QMC3 in connection with the QMC3 acquisition.

                              PLAN OF DISTRIBUTION

       The distribution of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or otherwise, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and broker-dealers that participate with the Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

       The Company hereby incorporates by reference the documents listed in (a) through (j) below. In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Commission (Commission File No. 0-25856).

         (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (Commission File No. 0-25856).

         (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (Commission File No. 0-25856).

         (d) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (Commission File No. 0-25856).

         (e) The Company's Current Report on Form 8-K filed on April 18, 1996 (Commission File No. 0-25856).

         (f) The Company's Current Report on Form 8-K/A filed on May 8, 1996 (Commission File No. 0-25856).

         (g) The Company's Current Report on Form 8-K filed on June 27, 1996 (Commission File No. 0-25856).

         (h) The Company's Current Report on Form 8-K filed on January 7, 1997 (Commission File No. 0-25856).

         (i) The Company's Proxy Statement filed with the Commission pursuant to
       Section 14(a) of the Exchange Act of 1934, as amended, with respect to the Company's Special Meeting of Stockholders in lieu of its 1996 Annual Meeting.

         (j) The description of the Company's Common Stock which is contained in the Registration Statement filed by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or on any other subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus, other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests should be submitted in writing to CRA Managed Care, Inc., 312 Union Wharf, Boston, Massachusetts 02109, Attention:
Martha Kuppens, Telephone Number: (617) 367-2163.

                                  LEGAL MATTERS

       The validity of the Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation,
101 Federal Street, Boston, Massachusetts.  James

Westra, a shareholder of Hutchins,  Wheeler & Dittmar,  is an Assistant Clerk of
the  Company.   Attorneys  at  Hutchins,   Wheeler  &  Dittmar,  A  Professional
Corporation, own an aggregate of 1,500 shares of the Company's Common Stock.

                                     EXPERTS

        The financial statements of the Company incorporated by reference to the Company's Annual Report on Form 10-K and Focus incorporated by reference to the Company's Current Report on Form 8K/A filed on May 8, 1996, as of December 31, 1993, 1994 and 1995 and for the years then ended have been audited by Arthur Anderson, LLP, independent public accountants, as set forth in their report thereon incorporated by reference therein , and have been so incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Prompt at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on January 7, 1997, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report therein, and have been so incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the securities being registered hereby are estimated as follows:

          Registration fee under Securities Act..................$1,254
          Legal fees and expenses*...............................$7,500
          Accounting fees and expenses*..........................$3,500
          Miscellaneous*.........................................$1,000

          Total.................................................$13,254

          *All amounts are estimated.


Item 15.  Indemnification of Directors and Officers

          Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides as follows:

          "Section 67. Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by
(i) the articles of organization or (ii) a by-law adopted by the stockholders or
(iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

          No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

          The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

          A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

          In addition, pursuant to its Articles and By-Laws, the Company shall indemnify its directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

          The Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by the Company.


Item 16.  Exhibits

          Number             Description of Exhibit

            5.1    Opinion of Hutchins, Wheeler & Dittmar,
                   A Professional Corporation.

            2.1 Stock Purchase Agreement, dated as of March 19, 1996, by and between the Company and United Healthcare Services, Inc. (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement No. 333-15715).

            2.2 Agreement and Plan of Merger, dated as of October 28, 1996, by and among the Company, PAI Acquisition Corp., Prompt Associates, Inc., and certain other signatories thereto (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the Commission on January 7, 1997).

            3.1    Restated  Articles  of  Organization  of  the
                   Company (incorporated by reference to Exhibit
                   3.1 of the Company's  Registration  Statement
                   No. 333-03253.

            3.2 Form of Articles of Amendment to the Articles of Organization of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement
                   No. 333-03253).

            3.3 By-Laws of the Company, as amended and restated (incorporated by reference to Exhibit 3.4 of the Company's Registration Statement No. 33-90426).

           4.1 Specimen stock certificate representing the shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement No. 33-90426).

           4.2 Registration Rights Agreement, dated as of March 8, 1994, among the Company, J.H. Whitney & Co., Whitney 1990 Equity Fund, L.P., Whitney Subordinated Debt Fund, L.P., First Union Corporation, Lois E. Silverman and Donald J. Larson (incorporated by reference to Exhibit 10.7 of the Company's Registration Statement No. 33-90426).

           4.3 Registration Rights Agreement dated October 24, 1995, by and among the Company, Michael
                   J. Spilde and Laurence G. Ernst (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement No. 333-03253).

           4.4 Form of Registration Rights Agreement by and among the Company and the shareholders of QMC3, Inc. (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement No. 333-03253).

          23.1     Consent of Arthur Anderson LLP.

          23.2 Consent of Ernst & Young LLP with respect to Prompt Associates, Inc.

          23.3     Consent of Hutchins, Wheeler & Dittmar,
                   A Professional Corporation (included in Exhibit 5.1).

          24.1     Powers of Attorney (included  on Page II-4).

Item 17.  Undertakings

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 10th day of January, 1997.


                                       CRA MANAGED CARE, INC.


                                       By: /S/DONALD J. LARSON
                                       Donald J. Larson, President,
                                       Chief Executive Officer and
                                       Director

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below constitutes and appoints Donald J. Larson and Joseph F. Pesce, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature                      Title                          Date

/S/ DONALD J. LARSON       President, Chief Executive Officer  January 10, 1997
     Donald J. Larson      Director (principal executive officer)

/S/ JOSEPH F. PESCE        Senior Vice President--Finance and  January 10, 1997
     Joseph F. Pesce       Administration, Chief Financial
                           Officer and Treasurer (principal
                           accounting officer)

/S/ LOIS E. SILVERMAN      Chairman of the Board of Directors  January 10, 1997
     Lois E. Silverman

/S/ JEFFREY R. JAY         Director                            January 10, 1997
     Jeffrey R. Jay

/S/ GEORGE H. CONDRADES    Director                            January 10, 1997
      George H. Conrades

/S/ MITCHELL T. RABKIN     Director                            January 10, 1997
       Mitchell T. Rabkin

                                  EXHIBIT INDEX


          Number                    Description of Exhibit

            5.1          Opinion of Hutchins, Wheeler & Dittmar,
                         A Professional Corporation.

            2.1 Stock Purchase Agreement, dated as of March 19, 1996, by and between the Company and United Healthcare Services, Inc. (incorporated by reference to Exhibit
                         2.1 of the Company's Registration Statement No. 333-15715).

           2.2 Agreement and Plan of Merger, dated as of October 28, 1996, by and among the Company, PAI Acquisition Corp., Prompt Associates, Inc., and certain other signatories thereto (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the Commission on January 7, 1997).

           3.1 Restated Articles of Organization of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement No. 333-03253.

           3.2 Form of Articles of Amendment to the Articles of Organization of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement No. 333-03253).

           3.3 By-Laws of the Company, as amended and restated (incorporated by reference to Exhibit 3.4 of the Company's Registration Statement No. 33-90426).

           4.1 Specimen stock certificate representing the shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement No. 33-90426).

           4.2 Registration Rights Agreement, dated as of March 8, 1994, among the Company, J.H. Whitney & Co., Whitney 1990 Equity Fund, L.P., Whitney Subordinated Debt Fund, L.P., First Union Corporation, Lois E. Silverman and Donald J. Larson (incorporated by reference to Exhibit
                         10.7 of the Company's Registration Statement No. 33-90426).

           4.3 Registration Rights Agreement dated October 24, 1995, by and among the Company, Michael
                         J. Spilde and Laurence G. Ernst (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement No. 333-03253).

           4.4 Form of Registration Rights Agreement by and among the Company and the shareholders of QMC3, Inc. (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement No. 333-03253).

          23.1           Consent of Arthur Anderson LLP.

          23.2 Consent of Ernst & Young LLP with respect to Prompt Associates, Inc.

          23.3           Consent of Hutchins, Wheeler & Dittmar,
                         A Professional Corporation (included in Exhibit 5.1).

          24.1           Powers of Attorney (included  on Page II-4).